Exhibit 16(a)
POWER OF ATTORNEY
Touchstone Strategic Trust
Touchstone Global Growth Fund
Each of the undersigned Trustees of the Trust named above hereby authorizes and appoints each of Terrie Wiedenheft, Meredyth Whitford, and Timothy S. Stearns, as my attorney-in-fact and agent, with full power to each such attorney-in-fact and agent to sign for me, in my name and in my capacity as a Trustee of the Trust, any and all amendments to the Registration Statement on Form N‑14 relating to the above-referenced series of the above-referenced registrant, and to file the same, with all exhibits thereto, and any and all other documents and papers in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith as fully to all intents and purposes, as I might or could do in person, with full power of substitution and revocation; and I do hereby ratify and confirm that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue of this power of attorney.
The undersigned Trustees hereby execute this Power of Attorney as of this June 21, 2016.

/s/ Phillip R. Cox Phillip R. Cox	/s/ William C. Gale William C. Gale
/s/ Susan J. Hickenlooper Susan J. Hickenlooper	/s/ Jill T. McGruder Jill T. McGruder
/s/ Kevin A. Robie Kevin A. Robie	/s/ Edward J. VonderBrink Edward J. VonderBrink